Exhibit 99.1
BLUE BIRD FISCAL SECOND QUARTER RESULTS
Bus Unit Sales in Second Quarter of 2015 6% lower than Prior Year; Parts up 9%
First Half Bus Unit Sales up 4% over Prior Year; Parts up 12%
Full-Year Revenue and Adjusted EBITDA Guidance Reaffirmed

Fort Valley, GA, May 19, 2015 - Blue Bird Corporation (“Blue Bird”) (NASDAQ: BLBD), the leading independent designer and manufacturer of school buses, announced today its fiscal second quarter 2015 results.

Second Quarter Highlights

•	Second quarter unit sales of 2,093 buses, 6% lower than the second quarter of fiscal 2014

•	Total net sales of $183.0 million, 6% lower than the same period last year

•	Parts sales of $13.8 million, 9% higher than the same period last year

•	Net loss from continuing operations of $11.1 million, compared with net income from continuing operations of $7.6 million for the second quarter last year

•	Adjusted net income (1) from continuing operations of $0.7 million, compared with $8.1 million last year

•	Adjusted EBITDA of $10.1 million, $4.6 million lower than the same prior year period

•	Continued strong momentum in propane-powered bus sales with significant demand from new customers; on track to deliver planned double-digit growth for the full year

•
First school bus manufacturer to offer shorter wheelbase propane-powered Type C Bus for compact urban environments and electronic stability control feature to help mitigate or possibly prevent loss-of-control

•	Delivering strong sales growth through Micro Bird (non-consolidated joint venture); first-to-market with the new, fuel-efficient Ford Transit chassis deployed in Micro Bird’s all-new T-Series

•
Reaffirming full-year guidance of net sales of $918-940 million and Adjusted EBITDA (2) of $72-75 million; forecasting full year adjusted free cash flow of $35-40 million (excludes cash paid for business combination transaction expenses and special compensation payments)

	Second Quarter		First Half
	2015	B/(W) 2014	2015	B/(W) 2014
Unit Sales	2,093	(130)	3,917	149
Revenue (Mils.)	$ 183.0	$ (12.7)	$ 348.9	$ 7.2
Net Income (Loss) (Mils)	$ (11.1)	$ (18.7)	$ (11.7)	$ (23.4)
Adjusted EBITDA (Mils.)	$ 10.1	$ (4.6)	$ 17.5	$ (6.8)
Earnings (Loss) per Share	$ (0.52)	$ (0.87)	$ (0.54)	$ (1.07)
Adjusted Earnings per Share (1)	0.03	$ (0.34)	0.04	$ (0.53)

(1) Adjusted net income and adjusted earnings per share include adjustments to add back certain costs not considered an indicator of ongoing company performance. See income (loss) from continuing operations to adjusted income from continuing operations reconciliation in attachment

(2) Consistent with the information provided in our proxy statement, guidance for Adjusted EBITDA specifically excludes the ongoing incremental costs required to operate as a publicly-traded company. These ongoing public company costs represented $0.6 million for the second quarter and $0.8 million for the first half of the fiscal year.

“I am pleased with our second quarter results. We continue to have strong business momentum and are delivering exciting new products to help fuel future growth,” said Phil Horlock, President and Chief Executive Officer of Blue Bird Corporation. “Demand in the first half of the fiscal year is always seasonally low following school start and customers often elect to delay their purchases until later in the fiscal year. Despite these challenges, we sold over 3,900 buses in the first half of the fiscal year, 4% above last year and the fourth consecutive year of volume growth in the first half. Looking forward, our order backlog continues to grow at a robust pace, providing visibility to both product mix and gross profits into the seasonally-strong second half of the year. We are on plan and are reaffirming full-year guidance.”

Second Quarter & First Half 2015 Results

Seasonality

It is important to note when reviewing the second quarter results that industry sales of new school buses are highly seasonal. The first and second quarters are historically the lowest volume quarters of the year.
Based on R.L. Polk registration data, approximately one-third of annual new school bus registrations occur during the first half of the fiscal year (October-March). The majority of Blue Bird’s annual sales and profits occur in the fiscal third and fourth quarters (April-September).
Further, customers often elect to defer or to advance planned purchases from quarter to quarter based on their own prudent business analyses. Such decisions can create significant change when comparing present-year quarterly results with prior year and are particularly noticeable in the first half of the fiscal year. Over the course of the year, these apparent anomalies are typically resolved as customer orders are fulfilled. Our guidance for the full year considers these unique aspects of our business and our industry.

Sales

Second Quarter:

Total net sales for the second quarter of fiscal 2015 were $183.0 million, up 10% from the first quarter of fiscal 2015 and down 6% from the second quarter of fiscal 2014. Bus unit sales during the second quarter of fiscal 2015 were 2,093, up 15% from the first quarter of fiscal 2015 and down 6% from the second quarter of last year. Net bus sales revenue of $169.2 million for the fiscal second quarter of 2015 was up 11% from the first quarter and down 8% from the prior year. Net parts sales for the second quarter of fiscal 2015 were $13.8 million, equal to the first quarter, and an increase of 9% compared with the second quarter of last year.

First Half:

Total net sales were $348.9 million for the first half of the fiscal year, an increase of $7.2 million or 2% compared with prior year. Blue Bird sold 3,917 buses in this period, up 4% compared with prior year and consistent with our plan.
Net bus sales revenue of $321.2 million for the half was up 1% compared with the same period in fiscal 2014. The favorable impact of higher volume was partially offset by unfavorable product and customer mix, as dealers and end-customers often shift the timing of their bus purchases between quarters from year-to-year. First half net parts sales were $27.6 million, up 12% compared with fiscal 2014. We benefited from a number of successful promotions, added product lines and focused efforts on marketing to end-customers.

Gross Profit

Second Quarter:

Second quarter gross profit of $23.0 million was an increase of $3.6 million over the first quarter and a reduction of $3.0 million compared with the second quarter of the prior year. Bus gross profit of $17.9 million for the second quarter improved by $3.6 million compared with the first quarter and was down $3.2 million compared with the second quarter last year. Gross profits for the quarter were impacted by lower volumes and a less profitable product and customer mix. Favorable material costs partially offset the impact of volume and mix. Parts gross profit in the second quarter of 2015 of $5.1 million was about equal to the first quarter and up $0.2 million over the same period in 2014.

First Half:

First half gross profit was $42.5 million, down $4.0 million from the prior year. Bus gross profit of $32.2 million was down by $4.9 million. The reduction in gross profit primarily reflects less profitable product and customer mix versus last year, partially offset by higher unit sales and lower material costs. Parts gross profit for the first half of $10.3 million was up $0.9 million compared to the prior year. Higher sales of parts drove the profitability growth.

Adjusted EBITDA

Second Quarter:

Adjusted EBITDA for the quarter was $10.1 million, $4.6 million lower than the prior year. The reduction reflected lower unit volume and less profitable product and customer mix, accounting for $3.7 million, and higher operating costs of $1.6 million, including $1.0 million in additional expenses to support growth plans and $0.6 million to support the ongoing incremental requirements of being a public company. Material cost reductions of $0.6 million in the quarter were a partial offset.

First Half:

Adjusted EBITDA for the first half was $17.5 million, down $6.8 million compared with the prior year. Similar to the second quarter change, unfavorable product and customer mix of $3.4 million and higher operating costs of $4.6 million were partially offset by material cost reductions of $1.1 million.

Net Income/Loss

Second Quarter:

Net loss from continuing operations during the second quarter was $11.1 million, compared with net income from continuing operations of $7.6 million in the same period last year. The reduction of $18.7 million is explained principally by special compensation payments totaling $13.8 million related to becoming a publicly traded company, net interest expense of $4.5 million associated with the term loan facility implemented in June 2014, and business combination expenses of $4.3 million. Reduced income tax of $7.9 million was a partial offset. Interest expense will also be substantially higher than prior year in the third quarter of 2015.

First Half:

Net loss from continuing operations in the first half was $11.7 million, a decrease of $23.4 million compared with the same period last year. The decrease was driven by lower operating profits of $24.8 million (including special compensation payments of $13.8 million and business combination expenses of $4.9 million) and higher interest expense of $9.4 million. Income tax savings of $10.5 million were a partial offset.

Full Year Guidance

With a strong backlog of orders through the third quarter and beyond, where we have visibility on price and margins, coupled with a solid pipeline of potential new orders, we are tracking to our plan and reaffirming our full-year guidance for total net sales of $918-940 million and Adjusted EBITDA of $72-75 million. Consistent with the information provided in our proxy statement, guidance for Adjusted EBITDA specifically excludes the ongoing incremental costs required to operate as a publicly-traded company.

Forecast Adjusted Free Cash Flow

We are also providing a forecast of adjusted free cash flow for the full year as several expenses associated with the business combination transaction in the first half consumed significant cash. Going forward, we expect strong cash generation and are projecting adjusted free cash flow of between $35-40 million for the full year.

NASDAQ Round Lot Shareholder Count Update

We had previously been advised by NASDAQ that Blue Bird satisfied all requirements for initial listing of our common stock on The NASDAQ Global Market (the Global Market) other than the 400 round lot shareholder requirement as set forth in NASDAQ Listing Rule 5450(a)(2). Based on independent third party reports on the number of round lot shareholders, we believe that as of May 5, 2015, we have met the 400 Holder Rule with respect to our common stock. We are in the process of confirming this information with Nasdaq.

On May 15, 2015, Nasdaq’s staff informed us that we must also have 400 round lot holders of our warrants, pursuant to Listing Rule 5410(d), in order for our warrants to continue to be listed on either The NASDAQ Capital Market or The NASDAQ Global Market. We are currently reviewing our alternatives with respect to our warrants.

Conference Call Details

Blue Bird will discuss its second quarter and first half fiscal 2015 results and other related matters in a conference call at 8:00 AM EST today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•	Webcast participants should log on and register at least ten minutes prior to the start time at on the Blue Bird corporate website on the Investor Relations homepage at:

http://investors.blue-bird.com/corporateprofile.aspx?iid=4042668.

Click the link in the Events box. The event number is 114405.

•	Participants desiring audio only should dial 877-407-4018 or 201-689-8471.

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue
Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: Adjusted EBITDA, adjusted net income from continuing operations, adjusted earnings per share, free cash flow and adjusted free cash flow. Adjusted EBITDA is defined as net income prior to interest income, interest expense and other expense, net and income taxes, and depreciation and amortization, as adjusted to add back certain charges recorded each year, such as stock-compensation expense and transaction costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted net income from continuing operations is defined as income from continuing operations, as adjusted to add back certain transaction costs not considered an indicator of ongoing company performance. Adjusted earnings per share represents adjusted income (loss) from continuing operations divided by weighted average common shares outstanding. Adjusted net income from continuing operations and adjusted earnings per share are calculated net of taxes. Free cash flow represents net cash provided by continuing operations minus cash paid for fixed assets. Adjusted free cash flow represents free cash flow excluding cash paid for special compensation and other business combination expenses.

There are limitations to using non-GAAP measures. Although Blue Bird believes that such measures may enhance an evaluation of Blue Bird’s operating performance and cash flows, (i) other companies in Blue Bird’s industry may define such measures differently than Blue Bird does and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry and (ii) such measures may exclude certain financial information that some may consider important in evaluating Blue Bird’s performance and cash flows. Attached to this press release is a schedule that reconciles Adjusted EBITDA, adjusted net income from continuing operations and adjusted earnings per share to GAAP measures.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Other statements preceded by, followed by or that include the words estimate, plan, project, forecast, intend, expect, anticipate, believe, seek, target or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by Hennessy Capital Acquisition Corp. or Blue Bird Corporation (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Jeff Merten
Investor Relations & New Business Development
(478)822-2496
Jeff.Merten@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands except for share data)	Three Months Ended April 04, 2015	Three Months Ended March 29, 2014	Six Months Ended April 04, 2015	Six Months Ended March 29, 2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$183,018	$195,672	$348,851	$341,665
Cost of goods sold	159,988	169,670	306,343	295,203
Gross profit	$23,030	$26,002	$42,508	$46,462
Operating expenses
Selling, general and administrative expenses	33,950	14,430	49,409	28,531
Operating profit	$(10,920)	$11,572	$(6,901)	$17,931
Interest expense	(4,761)	(248)	(9,896)	(524)
Interest income	2	29	34	54
Other income, net	23	2	33	21
Income (loss) before income taxes	$(15,656)	$11,355	$(16,730)	$17,482
Income tax (expense) benefit	4,251	(3,673)	4,683	(5,825)
Equity in net income of non-consolidated affiliate, net of tax	310	(48)	328	46
Income (loss) from continued operations	$(11,095)	$7,634	$(11,719)	$11,703
Loss from discontinued operations, net of tax	—	(5)	(4)	(11)
Net (loss) income	$(11,095)	$7,629	$(11,723)	$11,692
Preferred stock dividend	—	—	—	—
Net income available to common stockholders	$(11,095)	$7,629	$(11,723)	$11,692
Defined benefit pension plan gain, net of tax $319, $245, $639, $491	594	456	1,187	911
Comprehensive (loss) income	$(10,501)	$8,085	$(10,536)	$12,603
Earnings (loss) per share:
Weighted average shares outstanding, basic and diluted	21,150,630	22,000,000	21,593,387	22,000,000
Basic and diluted income (loss) per share from continuing operations	$(0.52)	$0.35	$(0.54)	$0.53

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	As of April 04, 2015	As of September 27, 2014
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$22,618	$61,137
Accounts receivable, net	13,048	21,215
Inventories	84,521	71,300
Other current assets	5,972	4,353
Deferred tax asset	2,990	6,057
Total current assets	$129,149	$164,062
Property, plant and equipment, net	27,606	29,949
Goodwill	18,825	18,825
Intangible assets, net	61,309	62,240
Equity investment in affiliate	10,377	9,871
Deferred tax asset	11,774	4,073
Other assets	2,616	2,913
Total assets	$261,656	$291,933
Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable	87,704	94,294
Accrued warranty costs—current portion	6,410	6,594
Accrued expenses	20,480	37,319
Deferred warranty income—current portion	4,250	4,117
Other current liabilities	2,724	5,668
Current portion of senior term debt	11,750	11,750
Total current liabilities	$133,318	$159,742
Long-term liabilities
Long-term term debt	206,514	211,118
Accrued warranty costs	8,852	8,965
Deferred warranty income	8,090	7,886
Other liabilities	12,417	12,136
Accrued pension liability	38,058	40,881
Total long-term liabilities	$273,931	$280,986
Stockholder’s deficit
Preferred stock, $.0001 par value, 10,000,000 shares authorized 500,000 issued and liquidation preference of $50,000	50,000	—
Common stock, $0.0001 par value 20,692,794 issued and outstanding	2	2
Additional paid-in capital	14,320	—
Retained deficit	(164,534)	(102,229)
Accumulated other comprehensive loss	(45,381)	(46,568)
Total stockholders' deficit	$(145,593)	$(148,795)
Total liabilities and stockholders' deficit	$261,656	$291,933

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of dollars)	Six Months Ended April 04, 2015	Six Months Ended March 29, 2014
	(unaudited)	(unaudited)
Cash flows from operating activities
Net (loss) income	$(11,723)	$11,692
Loss from discontinued operations, net of tax	4	11
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	4,565	4,980
Amortization of debt costs	1,547	50
Stock-based compensation	55	—
Equity in net income of affiliate	(328)	(46)
Loss on disposal of fixed assets	483	57
Deferred taxes	(5,172)	2,146
Provision for bad debt	(31)	1
Amortization of deferred actuarial pension losses	1,826	1,402
Changes in assets and liabilities
Accounts receivable	8,198	3,473
Inventories	(13,221)	(30,565)
Other assets	(1,566)	886
Accounts payable	(3,807)	23,390
Accrued expenses, pension and other liabilities	(22,236)	(8,782)
Total adjustments	$(29,687)	$(3,008)
Net cash used in continuing operations	$(41,406)	$8,695
Net cash used in discontinued operations	(4)	(11)
Total cash provided by operating activities	$(41,410)	$8,684
Cash flows from investing activities
Change in net investment in discounted leases	—	166
Cash paid for fixed assets	(1,832)	(2,230)
Proceeds from sale of assets	—	23
Restricted cash	—	1,206
Total cash used in investing activities	(1,832)	(835)
Cash flows from financing activities
Borrowings under the senior credit facility	10,000	1,876
Payments under the senior credit facility	(10,000)	(2,066)
Repayments under the senior term loan	(5,875)	(1,354)
Cash paid for capital leases	(80)	(440)
Cash paid for debt costs	(2,872)	—
Paid in Capital	13,550	—
Change in advances collateralized by discounted leases	—	(166)
Total cash provided by financing activities	4,723	(2,150)
Change in cash and cash equivalents	(38,519)	5,699
Cash and cash equivalents at beginning of period	61,137	46,594
Cash and cash equivalents at end of period	22,618	52,293
Supplemental disclosures of cash flow information

Cash paid for interest	12,310	399
Cash received for interest	35	27
Cash paid for income taxes	359	905
Cash received for tax refund	—	48
Non-cash investing and financing activity
Capital lease acquisitions	—	166
Change in accounts payable for capital additions to property, plant and equipment	58	450
Non-cash reverse merger activity
Issuance of Common Stock	25,000	—
Issuance of Series A Preferred Stock	50,000	—
Shares assumed by legal acquirer	39,905	—
Repurchase of Common Stock from Traxis	100,000	—
Warrant exchange	11,264	—

BLUE BIRD CORPORATION AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Blue Bird Corporation excluding income tax benefit (expense). The following tables present selected financial information for our reporting segments:

(in thousands of dollars)	Three Months Ended April 04, 2015	Three Months Ended March 29, 2014	Six Months Ended April 04, 2015	Six Months Ended March 29, 2014
Net sales
Bus	$169,223	$182,988	$321,206	$316,913
Parts	13,795	12,684	27,645	24,752
Segment net sales	$183,018	$195,672	$348,851	$341,665

(in thousands of dollars)	Three Months Ended April 04, 2015	Three Months Ended March 29, 2014	Six Months Ended April 04, 2015	Six Months Ended March 29, 2014
Gross profit
Bus	$17,943	$21,117	$32,245	$37,122
Parts	5,087	4,885	10,263	9,340
Segment gross profit	$23,030	$26,002	$42,508	$46,462

(in thousands of dollars)	Three Months Ended April 04, 2015	Three Months Ended March 29, 2014	Six Months Ended April 04, 2015	Six Months Ended March 29, 2014
Segment gross profit	$23,030	$26,002	$42,508	$46,462
Adjustments:
Selling, general and administrative expenses	(33,950)	(14,430)	(49,409)	(28,531)
Interest expense	(4,761)	(248)	(9,896)	(524)
Interest income	2	29	34	54
Other income (expense), net	23	2	33	21
Income (loss) before income taxes	$(15,656)	$11,355	$(16,730)	$17,482

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not considered to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

In Thousands of Dollars	FY2015 2Q Actual	FY2014 2Q Actual	FY2015 2Q YTD Actual	FY2014 2Q YTD Actual
Net income to Adjusted EBITDA
Net Income (loss)	$(11,095)	$7,629	$(11,723)	$11,692
Income (loss) from discontinued operations, net of tax	0	(5)	(4)	(11)
Income (loss) from continuing operations	$(11,095)	$7,634	$(11,719)	$11,703
Interest expense	4,761	248	9,896	524
Interest income	(2)	(29)	(34)	(54)
Income tax expense	(4,251)	3,673	(4,683)	5,825
Depreciation and amortization	2,301	2,530	4,565	4,980
Special compensation payment	13,788	0	13,788	0
Management incentive compensation	0	631	0	1,262
Tax expense (benefit), non-consolidated affiliate	168	(21)	178	19
Business combination	4,402	95	5,013	95
Loss on disposal of fixed assets	0	0	469	0
Stock-based compensation	55	0	55	0
Adjusted EBITDA	$10,127	$14,761	$17,528	$24,354
Adjusted EBITDA %	5.5%	7.5%	5.0%	7.1%

Earnings Per Common Share

Basic net income (loss) per share is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period, without consideration of common stock equivalents. Diluted net income (loss) per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. In the fiscal 2014 periods presented below where we have net income, there were no dilutive securities. In the fiscal 2015 periods presented below where we have a net loss, the effect of dilutive securities would be anti-dilutive to our loss per share so there is no adjustment to the calculation and therefore basic and diluted loss per share are the same. Income (loss) available to common stockholders will be reduced in periods where we have paid a dividend on our Preferred Stock.

The following table presents the computation of basic and diluted net income (loss) per share for the periods indicated:

(in thousands except for share data)	FY2015 2Q Actual	FY2014 2Q Actual	FY2015 2Q YTD Actual	FY2014 2Q YTD Actual
Income (loss) from continuing operations	$(11,095)	$7,634	$(11,719)	$11,703

Adjustments net of tax impact
Special compensation payment	8,962	—	8,962	—
Management incentive compensation (a)	—	410	—	820
Business combination	2,861	62	3,258	62
Loss on disposal of fixed assets	—	—	305	—
Total adjustments	11,823	472	12,525	882
Adjusted income from continuing operations	$728	$8,106	$806	$12,585

Weighted average basic common shares outstanding	21,150,630	22,000,000	21,593,387	22,000,000
Basic income (loss) per common share from continuing operations	$(0.52)	$0.35	$(0.54)	$0.53
Basic adjusted income per common share from continuing operations	$0.03	$0.37	$0.04	$0.57
Marginal tax rate	35%

(a) Represents incentive compensation paid to officers in excess of a related accrual (typically recorded at 100% target level) due to over-performance relative to budget. This adjustment excludes the amount of the accrual above 200% of the target level.